Exhibit 99.1
Remarks of the Executive Chairman and the Chief Executive
Prepared for the Annual Meeting of Stockholders
November 18, 2020
EXECUTIVE CHAIRMAN:
We are living in an era of extraordinary change, and the unexpected events of 2020 are testing the mettle of people and businesses everywhere.
Throughout this time of pandemic, economic distress and social unrest, News Corp has continued to provide people with the news, enlightenment and entertainment that are in great demand.
We do this by creating and delivering trusted, premium content, especially by digital means, providing real value to audiences, advertisers and investors alike.
News Corp adapts to the urgent needs of these times through constant innovation, and responsible reinvention. We are simplifying and transforming our Company, while keeping costs under control and maintaining a strong balance sheet.
Our goal is to emerge from this era even stronger and more digital than before, with a reduced cost base.
We are now presenting Dow Jones as a separate segment, providing greater transparency that highlights that legendary business’s growth, profitability and digital development, driven by record-setting subscriptions and a thriving professional information services business.
Our digital real estate businesses continued expanding their audiences and market share, and book publishing navigated the turmoil of this year with great agility. Sports rebounded in a significant way, benefiting subscription video services in Australia and our radio programs in the United Kingdom.
Our battle against the big tech platforms – for years a solitary struggle – has helped lead to scrutiny of their monopolistic and algorithmic abuses, with some finally providing some payment to publishers. The fate of a free press hangs in the balance, and I am cautiously optimistic that we will see even more material benefit from this effort in the years ahead.
I am very grateful to all our employees, readers and audiences, clients and investors for their support in this challenging time, and I wish everyone good health and happiness in the year ahead.

CHIEF EXECUTIVE:
The coronavirus has irrevocably changed businesses, expediting pre-existing digital trends, challenging established practices and prompting introspection about the workplace itself.
There has been much agility and adaptation at News Corp. The vast majority of our employees quickly and successfully transitioned to working from home, and the resilience and resonance of the Company’s culture has been the core component in that continuity.
Our businesses prudently constrained costs, and painful, but necessary, decisions were taken to ensure long-term robustness. Preserving cash was an imperative and as a consequence our cash balance was over $1.5 billion as of June 30.
We have made progress in our pledge to simplify the Company and make it more transparent. We sold non-core assets, and we presented Dow Jones as a separate segment, highlighting the substantial value and potential of brands including The Wall Street Journal, MarketWatch and Barron’s. In a difficult year for many media companies, Dow Jones reported a 13% increase in Segment EBITDA, fortified by the strength of its professional information business and the pre-eminence of The Wall Street Journal.
All of our executives understand that these times are stress-testing our business and many volunteered significant cuts to their cash bonuses, which form a large part of their compensation. The imperative of a stringent cost strategy means that we have launched a Shared Services program that will transform the Company by reappraising spending in technology, office space, administrative and other functions.
One trend is already having an impact on our earnings – the changed terms of trade with the digital platforms. For News Corp, which has been pursuing this issue passionately for over a decade, the auspicious outcome would not have been possible without the leadership of Rupert and Lachlan Murdoch, and the support of a Board which ardently backed our advocacy of equity, transparency and the principle of a premium for premium content.
As for the fiscal 2020 financial results, at the new Dow Jones segment, revenues expanded, and EBITDA of $236 million was the highest since separation, as were its healthy margins.
We saw strong circulation volume growth, with digital-only subscriptions increasing 23% year-over-year for The Wall Street Journal in the fourth quarter. In contrast to most COVID-affected media sites, digital advertising at Dow Jones was 4% higher for the year, representing 54% of advertising revenues in the fourth quarter.
In Digital Real Estate Services, REA’s traffic and lead volume rebounded in the wake of the shutdown in Australia. The COVID crisis has prompted many families to consider their housing circumstances and record low interest rates have made a move more affordable. We noted similar trends in the U.S. at realtor.com® and saw a significant improvement in profitability at Move.

The News Media segment had a challenging year, and we sold News America Marketing and Unruly, and intensified our emphasis on digital. In Australia, we shifted the majority of our regional and community papers to digital only. Given the provenance of our Company, this transformation was profound, but also necessary to ensure that local and regional journalism has a viable future in Australia.
In Book Publishing, at the outset of the pandemic, HarperCollins moved quickly to bolster distribution and emphasize e-books and online sales. These actions allowed us to make the most of changes in reading habits and distribution permutations, and Segment EBITDA improved in both the third and fourth quarters.
At Foxtel, our emphasis on streaming has brought a surge in new customers for both Kayo, the sports streaming service, and Binge, our new entertainment offering. Both services are fully monetizing our existing rights without incurring extra content licensing expenses. We also benefited from an unprecedented reset of sports prices, which will have a positive, long-term impact on Foxtel’s profitability.
The events of 2020 will continue to resonate economically and politically for years to come. Our journalists around the world have provided a necessary, a crucial, service, and many of our employees have empathetically contributed to their communities through personal philanthropy. I am sincerely grateful to all our readers, our audiences, our advertisers and our investors for their support of our Company, especially in these complex, challenging times.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.
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